Exhibit 99.1
ONEMAIN HOLDINGS, INC. REPORTS FIRST QUARTER 2021 RESULTS
–1Q 2021 Diluted EPS of $3.06
–1Q 2021 C&I adjusted diluted EPS of $3.37
–1Q 2021 C&I ending net finance receivables of $17.6 billion
–1Q 2021 C&I net charge-off ratio of 4.67%
–Raises minimum quarterly dividend 56% to $0.70 per share
–Announces $150 million share repurchase program

Evansville, IN, April 26, 2021 - OneMain Holdings, Inc. (NYSE: OMF) today reported pretax income of $546 million and net income of $413 million for the first quarter of 2021, compared to $43 million and $32 million, respectively, in the prior year quarter. Earnings per diluted share were $3.06 in the first quarter of 2021, compared to $0.24 in the prior year quarter.

On April 26, 2021, OneMain raised its minimum quarterly dividend 56% to $0.70 per share payable on May 13, 2021 to record holders of the company's common stock as of the close of business on May 6, 2021. The company expects to maintain a minimum quarterly dividend of $0.70 per share going forward. Dividends above the minimum will be evaluated by the Board every first and third quarters, as is consistent with prior quarters and the company's capital allocation strategy. The company also announced that it is commencing a $150 million share repurchase program to supplement its capital allocation program.

"Our strong financial results in the first quarter reflect the improving economic environment as well as our focus on the core drivers of our business," said Doug Shulman, Chairman and CEO of OneMain. "We expect to see increasing demand for our products as the economy continues to accelerate and as we advance key strategic initiatives that help our customers improve their financial well-being."

The company also announced today that it has entered into an agreement to acquire Trim, a customer-focused financial wellness fintech company. The acquisition of Trim, subject to completion of standard closing conditions, will enhance OneMain’s digital features designed to help its more than 2.2 million customers progress to a better financial future.

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I generated adjusted pretax income of $607 million and adjusted net income of $455 million for the first quarter of 2021, compared to $60 million and $45 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $3.37 for the first quarter of 2021, compared to $0.33 in the prior year quarter.

Management runs the business based on C&I adjusted net income excluding the change in allowance for finance receivable losses net of tax while still considering the current period net charge-offs. Management believes this reflects the capital generation of the business, which was $299 million for the first quarter of 2021, representing a 35% increase versus the prior year period.

Originations totaled $2.3 billion in the first quarter of 2021, down 12% from $2.6 billion in the prior year quarter. The percentage of secured originations was 50% in the first quarter of 2021, down from 53% in the prior year quarter.

Ending net finance receivables reached $17.6 billion at March 31, 2021, down 4% from $18.3 billion at March 31, 2020. Secured receivables were 52% of ending net finance receivables at March 31, 2021, flat with 52% at March 31, 2020.

Average net finance receivables were $17.8 billion in the first quarter of 2021, down 3% from $18.4 billion in the prior year quarter.

Yield was 24.04% in the first quarter of 2021, relatively flat from 24.07% in the prior year quarter.

Interest income in the first quarter of 2021 was $1.1 billion, reflecting a $44 million decrease compared to the prior year quarter due to lower average net finance receivables.

The provision for finance receivable losses was ($3) million in the first quarter of 2021, down from $530 million in the prior year quarter, primarily due to the decrease in our charge-offs and the expectation of improved unemployment and anticipated economic recovery from the COVID-19 pandemic.

The 30-89 day delinquency ratio was 1.57% at March 31, 2021, down from 2.28% at December 31, 2020 and down from 2.26% at March 31, 2020.

The 90+ day delinquency ratio was 1.82% at March 31, 2021, up from 1.75% at December 31, 2020 and down from 2.16% at March 31, 2020.

The net charge-off ratio was 4.67% in the first quarter of 2021, up from 4.18% in the fourth quarter of 2020 and down from 6.46% in the prior year quarter.

Operating expense for the first quarter of 2021 was $323 million, down 2% from $330 million in the prior year quarter reflecting our efforts to manage costs through the pandemic, offset by our strategic investments in the business.

Other

During the first quarter of 2021, Other generated an adjusted pretax loss of $2 million, compared to an adjusted pretax loss of $1 million in the prior year quarter. Other consists of our liquidating servicing activity from the SpringCastle Portfolio and our non-originating legacy operations, which primarily include our liquidating real estate loans.

Funding and Liquidity

As of March 31, 2021, the company had principal debt balances outstanding of $17.1 billion, 43% of which was secured and 57% of which was unsecured. The company had $1.3 billion of cash and cash equivalents, which included $119 million of cash and cash equivalents held at our regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes.

Our cash and cash equivalents, together with our potential borrowings of $7.2 billion of undrawn committed capacity under our 13 revolving conduit facilities and $9.2 billion of unencumbered gross finance receivables, provides a liquidity runway in excess of 24 months under numerous stress scenarios and assuming no access to the capital markets. This liquidity runway calculation contemplates all the cash needs of the Company.

Use of Non-GAAP Financial Measures

We report the operating results of Consumer and Insurance and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for interest expense and operating costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), Consumer and Insurance adjusted earnings (loss) per diluted share and Other adjusted pretax income (loss) are key performance measures used to evaluate the performance of our business. Consumer and Insurance adjusted pretax income (loss) and Other adjusted pretax income (loss) represent income (loss) before income taxes on a Segment Accounting Basis and excludes direct costs associated with COVID-19, net loss resulting from repurchases and repayments of debt, acquisition-related transaction and integration expenses, and lower of cost and fair value adjustment on loans held for sale. We believe these non-GAAP financial measures are useful in assessing the profitability of our segment.

We also use pretax capital generation and capital generation, non-GAAP financial measures, as a key performance measure of our segment. Pretax capital generation represents adjusted pretax income, as discussed above, and excludes the change in our allowance for finance receivable losses in the period while still considering the net charge-offs during the period. Capital generation represents the after-tax effect of pretax capital generation. We believe that these non-GAAP measures are useful in assessing the capital created in the period impacting the overall capital adequacy of the Company. We believe that the Company’s reserves, combined with its equity, represent the Company's loss absorption capacity.

We utilize these non-GAAP measures in evaluating our performance. Additionally, these non-GAAP measures are consistent with the performance goals established in OMH’s executive compensation program. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss our first quarter 2021 results and other general matters at 8:00 am Eastern Time on Tuesday, April 27, 2021. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 877-330-3668 (U.S. domestic) or 678-304-6859 (international), and using conference ID 9044938, or via a live audio webcast through the Investor Relations section of OneMain’s website. For those unable to listen to the live broadcast, a replay will be available on our website, or by dialing 800-585-8367 (U.S. domestic) or 404-537-3406, and using conference ID 9044938, beginning approximately two hours after the event. The replay of the conference call will be available via audio webcast through May 13, 2021. An investor presentation will be available on the Investor Relations page of OneMain’s website at www.omf.com prior to the start of the conference call.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (www.omf.com) and the SEC's website (www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date on which they were made. We do not undertake any obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements include, without limitation, statements concerning future plans (including statements regarding the timing, declaration, amount and payment of any future dividends), objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes in general economic conditions, including the interest rate environment and the financial markets; risks associated with the global outbreak of a novel strain of coronavirus (“COVID-19”) and the mitigation efforts by governments and related effects on us, our customers, and employees; our estimates of the allowance for finance receivable losses may not be adequate to absorb actual losses, causing our provision for finance receivable losses to increase, which would adversely affect our results of operations; increased levels of unemployment and personal bankruptcies; adverse changes in the rate at which we can collect or potentially sell our finance receivables portfolio; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or our branches or other operating facilities; war, acts of terrorism, riots, civil disruption, pandemics, disruptions in the operation of our information systems, or other events disrupting business or commerce; risks related to the acquisition or sale of assets or businesses or the formation, termination or operation of joint ventures or other strategic alliances, including increased loan delinquencies or net charge-offs, integration or migration issues, increased costs of servicing, incomplete records, and retention of customers; a failure in or breach of our operational or security systems or infrastructure or those of third parties, including as a result of cyber-attacks, or other cyber-related incidents involving the loss, theft or unauthorized disclosure of personally identifiable information (“PII”) of our present or former customers; our credit risk scoring models may be inadequate to properly assess the risk of customer unwillingness or lack of capacity to repay; adverse changes in our ability to attract and retain employees or key executives to support our businesses; increased competition, or changes in customer responsiveness to our distribution channels, an inability to make technological improvements, and the ability of our competitors to offer a more attractive range of personal loan products than we offer; changes in federal, state, or local laws, regulations, or regulatory policies and practices that adversely affect our ability to conduct business or the manner in which we currently are permitted to conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry, our use of third-party vendors and real estate loan servicing, or changes in corporate or individual income tax laws or regulations, including effects of the Tax Cuts and Jobs Act, the Coronavirus Aid, Relief, and Economic Security Act, the Consolidated Appropriations Act of 2021, and the American Rescue Plan Act of 2021; risks associated with our insurance operations, including insurance claims that exceed our expectations or insurance losses that exceed our reserves; our inability to successfully implement our growth strategy for our consumer lending business or successfully acquire portfolios of finance receivables; a change in the proportion of secured loans may affect our finance receivables and portfolio yield; declines in collateral values or increases in actual or projected delinquencies or net charge-offs; potential liability relating to finance receivables which we have sold or securitized or may sell or securitize in the future if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions; the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any associated litigation and damage to our reputation; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any associated litigation and damage to our reputation; our continued ability to access the capital markets and maintain adequate current sources of funds to satisfy our cash flow requirements; our ability to comply with our debt covenants; our ability to generate sufficient cash to service all of our indebtedness; any material impairment or write-down of the value of our assets; the ownership of OMH's common stock continues to be highly concentrated, which may prevent other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest; the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital; our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry or our ability to incur additional borrowings; our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries; changes in accounting standards or tax policies and practices and the application of such new standards, policies and practices; management estimates and assumptions, including estimates and assumptions about future events, may prove to be incorrect; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC and in the Company’s other filings with the SEC from time to time.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this document that could cause actual results to differ before making an investment decision to purchase our securities and should not place undue reliance on any of our forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter-to-Date
(unaudited, in millions, except per share amounts)	3/31/2021	12/31/2020	3/31/2020

Interest income	$1,060	$1,096	$1,106

Interest expense	(235)	(246)	(255)
Provision for finance receivable losses	2	(134)	(531)
Net interest income after provision for finance receivable losses	827	716	320

Other revenues:
Insurance	107	109	117
Investment	17	19	9
Net loss on repurchases and repayments of debt	(47)	(1)	—
Other (1), (2)	14	10	15
Total other revenues	91	137	141

Other expenses:
Operating expenses	(339)	(336)	(350)
Insurance policy benefits and claims	(33)	(41)	(68)
Total other expenses	(372)	(377)	(418)
Income before income taxes	546	476	43
Income taxes	(133)	(117)	(11)
Net income	$413	$359	$32

Weighted average number of diluted shares	134.8	134.7	136.1
Diluted EPS	$3.06	$2.67	$0.24
Book value per basic share	$24.59	$25.61	$22.73
Return on assets	7.7%	6.5%	0.6%

Provision for finance receivable losses	$(2)	$134	$531
Less: Net charge-offs	(205)	(189)	(296)
Change in allowance for finance receivable losses	$(207)	$(55)	$235

Note:	Year-to-Date may not sum due to rounding.
(1)	Effective 1Q21, the Portfolio Servicing Fees from SpringCastle is included within “Other.’ Prior periods’ income statement presentation have been revised to conform with this new alignment.
(2)	1Q21 and 4Q20 include the fair value impairment of the remaining loans in finance receivables held for sale.

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	3/31/2021	12/31/2020	3/31/2020

Assets
Cash and cash equivalents	$1,301	$2,272	$4,203
Investment securities	1,951	1,922	1,800
Net finance receivables	17,564	18,084	18,269
Unearned insurance premium and claim reserves	(719)	(771)	(797)
Allowance for finance receivable losses	(2,062)	(2,269)	(2,182)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	14,783	15,044	15,290
Restricted cash and restricted cash equivalents	571	451	575
Goodwill	1,422	1,422	1,422
Other intangible assets	296	306	334
Other assets	961	1,054	1,069
Total assets	$21,285	$22,471	$24,693

Liabilities and Shareholders’ Equity
Long-term debt	$16,789	$17,800	$20,443
Insurance claims and policyholder liabilities	614	621	633
Deferred and accrued taxes	90	45	68
Other liabilities	484	564	497
Total liabilities	17,977	19,030	21,641

Common stock	1	1	1
Additional paid-in capital	1,657	1,655	1,645
Accumulated other comprehensive income (loss)	80	94	(6)
Retained earnings	1,570	1,691	1,412
Total shareholders’ equity	3,308	3,441	3,052
Total liabilities and shareholders’ equity	$21,285	$22,471	$24,693

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	As of or Quarter-to-Date

(unaudited, $ in millions)	3/31/2021	12/31/2020	3/31/2020

Non-TDR Net Finance Receivables	$16,874	$17,393	$17,581
TDR Net Finance Receivables	690	691	688
Net Finance Receivables	$17,564	$18,084	$18,269

Average Net Receivables	$17,824	$17,959	$18,380
Average Daily Debt Balances	17,035	17,327	17,675
Origination Volume	2,284	3,206	2,589

Non-TDR Allowance	$1,751	$1,955	$1,880
TDR Allowance	311	314	302
Allowance	$2,062	$2,269	$2,182

Non-TDR Allowance Ratio	10.38%	11.24%	10.70%
TDR Allowance Ratio	45.13%	45.46%	43.88%
Allowance Ratio	11.74%	12.55%	11.95%

Gross Charge-Offs	$255	$231	$337
Recoveries	(50)	(42)	(41)
Net Charge-Offs	$205	$189	$296

Gross Charge-Off Ratio	5.81%	5.12%	7.35%
Recovery Ratio	(1.14%)	(0.94%)	(0.90%)
Net Charge-Off Ratio	4.67%	4.18%	6.45%

30-89 Delinquency	$276	$413	$412
30+ Delinquency	596	729	806
60+ Delinquency	439	478	561
90+ Delinquency	320	316	394

30-89 Delinquency Ratio	1.57%	2.28%	2.25%
30+ Delinquency Ratio	3.39%	4.03%	4.41%
60+ Delinquency Ratio	2.50%	2.64%	3.07%
90+ Delinquency Ratio	1.82%	1.75%	2.16%

Note:	Delinquency ratios are calculated as a percentage of net finance receivables. Charge-off and recovery ratios are calculated as a percentage of average net finance receivables. Ratios may not sum due to rounding.

OneMain Holdings, Inc.
BALANCE SHEET METRICS (UNAUDITED)

	As of

(unaudited, $ in millions)	3/31/2021		12/31/2020		3/31/2020

Liquidity
Cash and cash equivalents	$1,301		$2,272		$4,203
Cash and cash equivalents unavailable for general corporate purposes	119		211		181
Unencumbered gross finance receivables	9,236		9,194		6,120
Undrawn conduit facilities	7,200		7,200		3,600

Long-term debt	$16,789		$17,800		$20,443
Less: Junior subordinated debt	(172)		(172)		(172)
Adjusted Debt	$16,617		$17,628		$20,271
Less: Available cash and cash equivalents	(1,182)		(2,061)		(4,022)
Net Adjusted Debt	$15,435		$15,567		$16,249

Total Shareholders' Equity	$3,308		$3,441		$3,052
Less: Goodwill	(1,422)		(1,422)		(1,422)
Less: Other intangible assets	(296)		(306)		(334)
Plus: Junior subordinated debt	172		172		172
Adjusted Tangible Common Equity	$1,762		$1,885		$1,468
Plus: Allowance for finance receivable losses, net of tax (1)	1,546		1,702		1,637
Adjusted Capital	$3,308		$3,587		$3,105

Net Leverage (Net Adjusted Debt to Adjusted Capital)	4.7	x	4.3	x	5.2	x

(1)	Income taxes assume a 25% tax rate for 2021 and 2020.

OneMain Holdings, Inc.
CONSOLIDATED RETURN ON RECEIVABLES (UNAUDITED)

	Quarter-to-Date

(unaudited, $ in millions)	3/31/2021	12/31/2020	3/31/2020

Revenue (1)	25.4%	26.4%	25.8%
Net Charge-Off	(4.7%)	(4.2%)	(6.5%)
Risk Adjusted Margin	20.8%	22.2%	19.4%
Operating Expenses	(7.7%)	(7.4%)	(7.7%)
Unlevered Return on Receivables	13.1%	14.8%	11.7%
Interest Expense	(5.3%)	(5.5%)	(5.6%)
Change in Allowance	4.7%	1.2%	(5.2%)
Income Tax Expense	(3.0%)	(2.6%)	(0.2%)
Return on Receivables	9.4%	8.0%	0.7%

Note:	All ratios are based on consolidated results as a percentage of average net finance receivables. Ratios may not sum due to rounding.
(1)	Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter-to-Date

(unaudited, $ in millions)	3/31/2021	12/31/2020	3/31/2020

Consumer & Insurance	$567	$491	$51
Other	(3)	(4)	(1)
Segment to GAAP Adjustment	(18)	(11)	(7)
Income Before Income Taxes - GAAP basis	$546	$476	$43

Pretax Income - Segment Accounting Basis	$567	$491	$51
Direct costs associated with COVID-19	2	5	3
Acquisition-related transaction and integration expenses	—	1	6
Net loss on repurchases and repayments of debt (1)	38	1	—
Consumer & Insurance Adjusted Pretax Income (non-GAAP)	$607	$498	$60

Pretax Loss - Segment Accounting Basis	$(3)	$(4)	$(1)
Lower of cost or fair value adjustment (2)	1	2	—
Other Adjusted Pretax Loss (non-GAAP)	$(2)	$(2)	$(1)

Springleaf debt discount accretion	$(1)	$(3)	$(5)
OMFH LLR provision catch-up	(2)	(4)	(2)
OMFH receivable premium amortization	—	—	(1)
OMFH receivable discount accretion	2	2	5
Other	(17)	(6)	(4)
Total Segment to GAAP Adjustment	$(18)	$(11)	$(7)

Note:	Year-to-Date may not sum due to rounding.
(1)	Amounts differ from those presented on "Consolidated Statements of Operations (Unaudited)" page as a result of purchase accounting adjustments that are not applicable on a Segment Accounting Basis.
(2)
In 1Q21 and 4Q20, the carrying value of our remaining real estate loans classified in finance receivables held for sale exceeded their fair value, and accordingly, the loans have been marked to fair value with an impairment being recorded in other revenue.

OneMain Holdings, Inc.
RECONCILIATION OF KEY SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	As of

(unaudited, $ in millions)	3/31/2021	12/31/2020	3/31/2020

Consumer & Insurance	$17,569	$18,091	$18,283
Other	—	—	—
Segment to GAAP Adjustment	(5)	(7)	(14)
Net Finance Receivables - GAAP basis	$17,564	$18,084	$18,269

Consumer & Insurance	$2,075	$2,283	$2,202
Other	—	—	—
Segment to GAAP Adjustment	(13)	(14)	(20)
Allowance for Finance Receivable Losses - GAAP basis	$2,062	$2,269	$2,182

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter-to-Date

(unaudited, in millions, except per share amounts)	3/31/2021	12/31/2020	3/31/2020

Interest income	$1,057	$1,093	$1,101

Interest expense	(233)	(242)	(249)
Provision for finance receivable losses	3	(130)	(530)
Net interest income after provision for finance receivable losses	827	721	322

Insurance	107	109	117
Investment	17	19	9
Other	12	9	10
Total other revenues	136	137	136

Operating expenses	(323)	(319)	(330)
Insurance policy benefits and claims	(33)	(41)	(68)
Total other expenses	(356)	(360)	(398)

Adjusted pretax income (non-GAAP)	607	498	60

Income taxes (1)	(152)	(125)	(15)

Adjusted net income (non-GAAP)	$455	$373	$45

Weighted average number of diluted shares	134.8	134.7	136.1
C&I adjusted diluted EPS (2)	$3.37	$2.77	$0.33

Note:	Year-to-Date may not sum due to rounding.
(1)	Income taxes assume a 25% tax rate for 2021 and 2020.
(2)	C&I adjusted diluted EPS is calculated as the C&I adjusted net income (non-GAAP) divided by the weighted average number of diluted shares outstanding.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date

(unaudited, $ in millions)	3/31/2021	12/31/2020	3/31/2020

Revenue (1)	26.4%	26.3%	25.6%
Net Charge-Off	(4.7%)	(4.2%)	(6.5%)
Risk Adjusted Margin	21.7%	22.1%	19.1%
Operating Expenses	(7.3%)	(7.1%)	(7.2%)
Unlevered Return on Receivables	14.4%	15.1%	11.9%
Interest Expense	(5.3%)	(5.4%)	(5.5%)
Change in Allowance	4.7%	1.3%	(5.1%)
Income Tax Expense (2)	(3.4%)	(2.8%)	(0.3%)
Return on Receivables	10.3%	8.3%	1.0%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. All ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.
(1)	Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2)	Income taxes assume a 25% tax rate for 2021 and 2020.

OneMain Holdings, Inc.
CONSUMER & INSURANCE CAPITAL METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date

(unaudited, in millions)	3/31/2021	12/31/2020	3/31/2020

Provision for finance receivable losses	$(3)	$130	$530
Less: Net charge-offs	(205)	(189)	(296)
Change in C&I allowance for finance receivable losses (non-GAAP)	(208)	(59)	234

Adjusted pretax income (non-GAAP)	607	498	60
Pretax capital generation(1) (non-GAAP)	399	439	294

Capital generation, net of tax(1), (2) (non-GAAP)	$299	$329	$221

Beginning Adjusted Capital	$3,587	$3,300	$3,367

Capital Generation, net of tax(1), (2) (non-GAAP)	299	329	221

Less: Common Stock Repurchased and Retired	—	—	(45)
Less: Cash Dividends	(534)	(61)	(388)
Capital Returns	(534)	(61)	(433)

Less: Adjustments to C&I, net of tax (2), (3)	(40)	(8)	(12)
Less: Change in the Assumed Tax Rate (2)	—	—	(8)
Less: Withholding Tax on Share-based Compensation	(5)	—	(6)
Less: Adjusted Other Net Loss, net of tax (2) (non-GAAP)	(2)	(1)	(1)
Plus: Other Comprehensive Income (Loss)	(14)	15	(50)
Plus: Purchased Credit Deteriorated Finance Receivables Gross-up, net of tax (2), (4)	—	—	11
Plus: Other Intangibles Amortization	10	9	9
Plus: Share-based Compensation Expense, net of forfeitures	7	4	7
Other	(44)	19	(50)

Ending Adjusted Capital	$3,308	$3,587	$3,105

Note:	Year-to-Date may not sum due to rounding.
(1)	Pretax capital generation (non-GAAP) represents adjusted pretax income (non-GAAP) excluding change in C&I allowance for finance receivable losses (non-GAAP). Capital generation (non-GAAP) represents adjusted net income (non-GAAP) excluding change in C&I allowance for finance receivable losses, net of tax (non-GAAP).
(2)	Income taxes assume a 25% tax rate for 2021 and 2020.
(3)	Includes the effects of purchase accounting adjustments excluding loan loss reserves.
(4)
As a result of the adoption of ASU 2016-13, we converted all purchased credit impaired finance receivables to purchased credit deteriorated finance receivables in accordance with ASC Topic 326, which resulted in the gross-up of net finance receivables and allowance for finance receivable losses of $15 on January 1, 2020.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT - KEY FINANCIAL METRICS (UNAUDITED) (Non-GAAP)

	As of or Quarter-to-Date

(unaudited, $ in millions)	3/31/2021	12/31/2020	3/31/2020

Non-TDR Net Finance Receivables	$16,846	$17,363	$17,539
TDR Net Finance Receivables	723	728	744
Net Finance Receivables (1)	$17,569	$18,091	$18,283

Average Net Receivables	$17,830	$17,966	$18,397
Origination Volume	2,284	3,206	2,589

Non-TDR Allowance	$1,748	$1,951	$1,876
TDR Allowance	327	332	326
Allowance (1)	$2,075	$2,283	$2,202

Non-TDR Allowance Ratio	10.38%	11.24%	10.70%
TDR Allowance Ratio	45.23%	45.55%	43.88%
Allowance Ratio	11.81%	12.62%	12.05%

Gross Charge-Offs	$255	$231	$337
Recoveries	(50)	(42)	(41)
Net Charge-Offs	$205	$189	$296

Gross Charge-Off Ratio	5.81%	5.12%	7.36%
Recovery Ratio	(1.14%)	(0.94%)	(0.90%)
Net Charge-Off Ratio	4.67%	4.18%	6.46%

30-89 Delinquency	$276	$413	$413
30+ Delinquency	596	729	808
60+ Delinquency	439	478	562
90+ Delinquency	320	316	395

30-89 Delinquency Ratio	1.57%	2.28%	2.26%
30+ Delinquency Ratio	3.39%	4.03%	4.42%
60+ Delinquency Ratio	2.50%	2.64%	3.07%
90+ Delinquency Ratio	1.82%	1.75%	2.16%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Delinquency ratios are calculated as a percentage of C&I net finance receivables. Charge-off and recovery ratios are calculated as a percentage of C&I average net finance receivables. Numbers may not sum due to rounding.
(1)	For reconciliation to GAAP, see "Reconciliation of Key Segment Metrics (Unaudited) (Non-GAAP)."

OneMain Holdings, Inc.
OTHER (UNAUDITED) (Non-GAAP)
	Quarter-to-Date

(unaudited, $ in millions)	3/31/2021	12/31/2020	3/31/2020

Interest income	$1	$2	$2
Interest expense	(1)	(1)	(1)
Net interest income	—	1	1

Other revenues (1)	4	3	4

Other expenses	(6)	(6)	(6)

Adjusted pretax loss (non-GAAP)	$(2)	$(2)	$(1)

Net finance receivables held for sale	$46	$49	$63

Note:	Other financial information is presented on an adjusted Segment Accounting Basis.
(1)	Total other revenues include portfolio servicing fees from SpringCastle.

OneMain Holdings, Inc.

Investor Contact:
Peter R. Poillon, 212-359-2432
Peter.Poillon@omf.com

Media Contact:
Kelly Ogburn, 410-537-9028
Kelly.Ogburn@omf.com
Source: OneMain Holdings, Inc.